Exhibit 10.2
INDEMNIFICATION PROCEEDS AND PAYMENTS
ALLOCATION AGREEMENT
     This Indemnification Proceeds and Payments Allocation Agreement (this “Agreement”) is dated as of December 1, 2009, by and between Holly Refining & Marketing-Tulsa, LLC (“Holly Tulsa”) and HEP Tulsa LLC (“HEP Tulsa”). Each of Holly Tulsa and HEP Tulsa are individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, pursuant to that certain Asset Sale and Purchase Agreement dated as of October 19, 2009 (as the same may be amended or supplemented from time-to-time hereafter, the “Purchase Agreement”) by and among Holly Tulsa, HEP Tulsa and Sinclair Tulsa Refining Company (“Sinclair”), Holly Tulsa and HEP Tulsa each acquired certain refining assets and other related assets located in Tulsa, Oklahoma;
     WHEREAS, the Purchase Agreement has provisions under which (i) Sinclair has agreed to indemnify HEP Tulsa and Holly Tulsa and certain of related Persons for certain damages and losses that any of them may suffer or incur, subject to caps and deductibles, and (ii) HEP Tulsa and Holly Tulsa have agreed to indemnify Sinclair and certain of its related Persons for certain damages and losses that any of them may suffer or incur, subject to caps and deductibles, all as set forth in the Purchase Agreement;
     WHEREAS, after negotiation, Sinclair has refused to provide for caps and deductibles that would apply separately to HEP Tulsa and its related Persons and Holly Tulsa and its related Persons; and
     WHEREAS, in order to avoid conflicts of interests that may arise in the process of HEP Tulsa and Holly Tulsa paying or seeking payment for indemnification claims as the result of the application of the single caps and deductibles set forth in the Purchase Agreement, Holly Tulsa and HEP Tulsa desire to enter into this Agreement to, among other things, set forth in advance the terms and conditions under which each will allocate indemnification proceeds received from Sinclair and allocate indemnification amounts paid to Sinclair.
     NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:
     Section 1. Definitions
     As used in this Agreement, the following terms shall have the meanings indicated below. Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meaning given them in the Purchase Agreement.
     “Affiliate” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii)the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Holly Tulsa, on the one hand, and HEP Tulsa, on the other hand, shall not be considered affiliates of each other and subsidiaries of HEP Tulsa shall not be considered affiliates of Holly Tulsa.
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
     “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between Holly Tulsa and HEP Tulsa, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
     “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
     “Claimant” has the meaning set forth in Section 10(e).
     “Fundamental Representation Payments” has the meaning set forth in Section 2(b)(iii).
     “Fundamental Representation Proceeds” has the meaning set forth in Section 2(b)(i).
     “General Payments” has the meaning set forth in Section 2(b)(iv).
     “General Proceeds” has the meaning set forth in Section 2(b)(ii).
     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental
Indemnification Proceeds and Payments Allocation Agreement

functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
     “HEP Tulsa” has the meaning set forth in the preamble to this Agreement.
     “HEP Tulsa Payment Obligations” has the meaning set forth in Section 12(a).
     “Holly” means Holly Corporation, a Delaware corporation.
     “Holly Tulsa” has the meaning set forth in the preamble to this Agreement.
     “Holly Tulsa Payment Obligations” has the meaning set forth in Section 11(a).
     “Measurement Period” has the meaning set forth in Section 2(a).
     “Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
     “Operating Partnership” means Holly Energy Partners-Operating, L.P., a Delaware limited partnership.
     “Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
     “Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.
     “Payments” means any and all payments made by a Party pursuant to the indemnification provisions of the Purchase Agreement. For all purposes under this Agreement, including for the purposes of calculating or reporting Payments, any amounts paid by an Affiliate of such Party in its capacity as a guarantor or other surety of such Party for its indemnification obligations under the Purchase Agreement shall constitute payments made by such Party.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Prime Rate” means the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.
     “Proceeds” means any and all indemnification payments received by a Party or its Related Indemnified Parties (to the extent such payment was received by such Related Indemnified Party in its capacity as a Related Indemnified Party of such Party in accordance with the definition of Related Indemnified Parties) pursuant to the indemnification provisions of the Purchase Agreement.
     “Related Indemnified Parties” means, with respect to each Party hereto, such Party’s Affiliates, such Party and its Affiliates’ successors and assigns, and each of the respective
Indemnification Proceeds and Payments Allocation Agreement

directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of such Party, its Affiliates and their respective successors and assigns; provided, however, that if any Related Indemnified Party is a Related Indemnified Party of both Holly Tulsa and HEP Tulsa, then, for the purposes of reporting and calculating the Proceeds received by a Party hereto and its Related Indemnified Parties under Section 2 of this Agreement, then such Person shall be deemed to be a Related Indemnified Party of such Party to the extent of the Proceeds received by such Person as a result of it acting in its capacity as a director, officer, employee, consultant, agent or other capacity for or on behalf of such Party.
     “Refinery” means the refinery located at Tulsa, Oklahoma and formerly owned by Sinclair.
     “Respondent” has the meaning set forth in Section 10(e).
     “Retention Amount” has the meaning set forth in Section 6(d).
     “Sinclair” has the meaning set forth in the recitals to this Agreement.
     “Term” has the meaning set forth in Section 7.
      Section 2. Measurement Periods and Reporting.
     (a) Measurement Periods. Each one-year period during the Term (each being a “Measurement Period”) shall begin on the Effective Date or anniversary of the Effective Date, as applicable, and shall end at midnight on the day immediately preceding the next anniversary of the Effective Date. The final day of each Measurement Period shall be referred to as a “Measurement Date.”
     (b) Reporting of Proceeds Received and Payments Made. On the fifth (5th) business day following each Measurement Date during the Term, if a Party or its Related Indemnified Parties have, during the Measurement Period ending on such Measurement Date, (x) received any Proceeds, (y) made any Payments, or (z) made or received a claim for indemnification for Damages under the Purchase Agreement during such Measurement Period that was not paid as a result of the operation of the caps, baskets, deductibles or similar limitations imposed under the Purchase Agreement, such Party shall notify the other Party in writing of the total amount of all such Payments or Proceeds (or the amounts that would have constituted Payments or Proceeds but for the operation of the caps, baskets, deductibles or similar limitations imposed under the Purchase Agreement) and shall specify:
     (i) the amount of any such Proceeds constituting payments received for breaches of Fundamental Representations (such Proceeds being “Fundamental Representation Proceeds”);
     (ii) the amount of any such Proceeds that were other than Fundamental Representation Proceeds (any such other Proceeds being “General Proceeds”);
Indemnification Proceeds and Payments Allocation Agreement

     (iii) the amount of any such Payments constituting payments made for breaches of Fundamental Representations (such Payments being “Fundamental Representation Payments”);
     (iv) the amount of any such Payments that were other than Fundamental Representation Payments (any such other Payments being “General Payments”); and
     (v) the amount by which such Proceeds or Payments described in (i) through (iv) above were reduced by the application of caps, baskets, deductibles or similar limitations imposed pursuant to the Purchase Agreement.
     (c) Disregard of Minor Claims and Certain Proceeds. Any (i) Minor Claims, and (ii) Proceeds received as a result of indemnification payments that are not subject to any caps, baskets or thresholds pursuant to Section 8.4.10 of the Purchase Agreement, shall be disregarded for all purposes in this Agreement, including for the purpose of calculating payments to be made pursuant to this Agreement.
     Section 3. Re-Allocation Payments Regarding Indemnification Proceeds Received.
     (a) Reallocation of Fundamental Representation Proceeds. If, as of any Measurement Date, the total amount of all Fundamental Representation Proceeds received by any Party and its Related Indemnified Parties since the Effective Date (including any prior amounts received by such Party and its Related Indemnified Parties pursuant to this Section 3(a)) exceeds such Party’s and its Related Indemnified Parties’ Pro-Rata Portion of such Fundamental Representation Proceeds, then such Party shall pay such excess amount to the other Party.
     (b) Reallocation of General Proceeds. If, as of any Measurement Date, the total amount of all General Proceeds received by any Party and its Related Indemnified Parties since the Effective Date (including any prior amounts received by such Party and its Related Indemnified Parties pursuant to this Section 3(b)) exceeds such Party’s and its Related Indemnified Parties’ Pro-Rata Portion of such General Proceeds, then such Party shall pay such excess amount to the other Party.
     (c) Calculation of Pro-Rata Portion of Proceeds.
     (i) Calculation of Pro-Rata Portion of Fundamental Representation Proceeds. A Party’s and its Related Indemnified Parties’ “Pro-Rata Portion” of the Fundamental Representation Proceeds as of any Measurement Date means the amount obtained by using the following formula:
     FPr = A x (B/C)
     where:
     FPr is a Party’s and its Related Indemnified Parties’ Pro-Rata Portion of the Fundamental Representation Proceeds;
Indemnification Proceeds and Payments Allocation Agreement

     A = the total amount of all Fundamental Representation Proceeds received by all Parties and their Related Indemnified Parties from the Seller (or paid on behalf of or for the account of Seller) since the Effective Date;
     B = the total value of all Damages attributable to breaches of Fundamental Representations for which such Party and its Related Indemnified Parties would be entitled to indemnification pursuant to the Purchase Agreement if no deductibles, caps, baskets or similar limitations were imposed under the Purchase Agreement; and
     C = the total value of all Damages attributable to breaches of Fundamental Representations for which all Parties and their Related Indemnified Parties are entitled to indemnification pursuant to the Purchase Agreement if no deductibles, caps, baskets or similar limitations were imposed under the Purchase Agreement.
     (ii) Calculation of Pro-Rata Portion of General Proceeds. A Party’s and its Related Indemnified Parties’ “Pro-Rata Portion” of the General Proceeds as of any Measurement Date means the amount obtained by using the following formula:
     GPr = D x (E/F)
     where:
     GPr is a Party’s and its Related Indemnified Parties’ Pro-Rata Portion of the General Proceeds;
     D = the total amount of all General Proceeds received by all Parties and their Related Indemnified Parties from the Seller (or paid on behalf of or for the account of Seller) since the Effective Date;
     E = the total value of all Damages attributable to matters for which such Party and its Related Indemnified Parties would be entitled to indemnification pursuant to the Purchase Agreement if no deductibles, caps, baskets or similar limitations were imposed under the Purchase Agreement, other than Damages for breaches of Fundamental Representations; and
     F = the total value of all Damages attributable to matters for which all Parties and their Related Indemnified Parties would be entitled to indemnification pursuant to the Purchase Agreement if no deductibles, caps, baskets or similar limitations were imposed under the Purchase Agreement, other than Damages for breaches of Fundamental Representations.
Indemnification Proceeds and Payments Allocation Agreement

     Section 4. Re-Allocation Payments Regarding Indemnification Payments Made.
     (a) Reallocation of Fundamental Representation Payments. If, as of any Measurement Date, the total amount of all Fundamental Representation Payments paid by any Party since the Effective Date (including any prior amounts paid by such Party pursuant to this Section 4(a)) is less than such Party’s Pro-Rata Portion of such Fundamental Representation Payments, then such Party shall pay the amount of such shortfall to the other Party.
     (b) Reallocation of General Payments. If, as of any Measurement Date, the total amount of all General Payments paid by any Party since the Effective Date (including any prior amounts paid by such Party pursuant to this Section 4(b)) is less than such Party’s Pro-Rata Portion of such General Payments, then such Party shall pay the amount of such shortfall to the other Party.
     (c) Calculation of Pro-Rata Portion of Payments.
     (i) Calculation of Pro-Rata Portion of Fundamental Representation Payments. A Party’s “Pro-Rata Portion” of the Fundamental Representation Payments as of any Measurement Date means the amount obtained by using the following formula:
     FPa = H x (I/J)
     where:
     FPa is a Party’s Pro-Rata Portion of the Fundamental Representation Payments;
     H = the total amount of all Fundamental Representation Payments made by all Parties (or paid on behalf of or for the account of a Party) to the Seller Indemnified Parties since the Effective Date;
     I = the total value of all Damages attributable to breaches of Fundamental Representations for which such Party would be required to indemnify the Seller Indemnified Parties pursuant to the Purchase Agreement if no deductibles, caps, baskets or similar limitations were imposed under the Purchase Agreement; and
     J = the total value of all Damages attributable to breaches of Fundamental Representations for which all Parties would be required to indemnify the Seller Indemnified Parties pursuant to the Purchase Agreement if no deductibles, caps, baskets or similar limitations were imposed under the Purchase Agreement.
     (ii) Calculation of Pro-Rata Portion of General Payments. A Party’s “Pro-Rata Portion” of the General Payments as of any Measurement Date means the amount obtained by using the following formula:
     GPa = K x (L/M)
Indemnification Proceeds and Payments Allocation Agreement

     where:
     GPa is a Party’s Pro-Rata Portion of the General Payments;
     K = the total amount of all General Payments made by all Parties (or paid on behalf of or for the account of a Party) to the Seller Indemnified Parties since the Effective Date;
     L = the total value of all Damages for which such Party would be required to indemnify the Seller Indemnified Parties pursuant to the Purchase Agreement if no deductibles, caps, baskets or similar limitations were imposed under the Purchase Agreement, other than Damages for breaches of Fundamental Representations; and
     M = the total value of all Damages for which all Parties would be required to indemnify the Seller Indemnified Parties pursuant to the Purchase Agreement if no deductibles, caps, baskets or similar limitations were imposed under the Purchase Agreement, other than Damages for breaches of Fundamental Representations.
     Section 5. Cooperation to Calculate Payment Amounts; Valuation of Claims; Dispute of Payment Amounts.
     (a) Cooperation to Calculate Payments. The Parties shall use commercially reasonable efforts and shall act in good faith to calculate any payments due under Section 3 or Section 4, and shall provide to the other Party and its Representatives evidence and records reasonably requested by the other Party and shall makes its personnel reasonably available in such effort. Unless otherwise agreed by the Parties, representatives of the Parties shall meet or communicate promptly following delivery of the notices required under Section 2 to calculate the amounts due to each Party, if any, pursuant to Section 3 or Section 4.
     (b) Valuation of Damages.
     (i) If a claim for Damages under the Purchase Agreement is paid in full and not reduced or limited by the operation of the caps, baskets, deductibles or similar limitations imposed under the Purchase Agreement, the value of such Damages for the purposes of calculating the amounts due under Section 3 or Section 4 shall be the amount so paid or received by the Parties and their Related Indemnified Parties, as applicable.
     (ii) If a claim for Damages under the Purchase Agreement is not paid in full as a result of the operation of the caps, baskets, deductibles or similar limitations imposed under the Purchase Agreement, then the Parties shall negotiate in good faith to calculate the total value of such Damages for the purposes of calculating the amounts due under Section 3 or Section 4 and shall cooperate in such efforts and provide to the other Party and its Representatives evidence and records reasonably requested by the other Party and make its personnel reasonably available for such purpose. In the event the Parties are unable to agree to such value by the date a payment required by Section 3 or Section 4
Indemnification Proceeds and Payments Allocation Agreement

would normally be due pursuant to Section 6, the parties shall submit the valuation of such Damages to a mutually agreed damages valuation expert, who shall act as an expert and not as an arbitrator and whose valuation shall be final and binding on the parties hereto. If the parties are unable to agree upon a damages valuation expert by the fifteenth (15th) business day following the Measurement Date for which a notice has been delivered pursuant to Section 2, then the Parties shall submit the selection of a damages valuation expert to arbitration pursuant to Section 10(e).
     (c) Disputes. If the Parties are unable to agree to the amount of any payment due under this Agreement by the time such payment would normally be due pursuant to Section 6 and the dispute relates solely to the inability to agree upon the value of Damages not paid in full, then such dispute shall be resolved in accordance with Section 5(b) above. If parties are unable to agree to the amount of any payment due under this Agreement by the time such payment would normally be due under Section 6, and the dispute is other than one relating solely to the inability to agree upon the value of Damages not paid in full, then the Parties shall negotiate in good faith to resolve such dispute. If the dispute referred to in the immediately preceding sentence is not resolved by the fifteenth (15th) day following the Measurement Date to which such payment relates, then the parties shall resolve such dispute in accordance with Section 10(e).
     Section 6. Timing and Method of Payments; Offset; Obligation to Retain Certain Proceeds.
     (a) Timing and Method. If any payments are required to be made with respect to a Measurement Period, all such payments shall be made on the tenth (10th) business day following the Measurement Date on which such Measurement Period ends in immediately available funds by wire transfer to an account specified by the receiving Party, or by such other method as the Parties may agree, unless the amount of such payments is being disputed in accordance with Section 5(b) or Section 5(c), in which case the payment shall be made promptly following resolution of the amount to be paid.
     (b) Offset of Current Amounts. If the total amount of any undisputed payments owed by a Party under Section 3 and Section 4 with respect to a Measurement Period exceed the amount of undisputed payments that it owes to the other Party with respect to such Measurement Period at the time such payments are being made, then, in lieu of each party making payments to each other in the amounts owed, the amount so owed by the party owing the most shall be reduced by the amount that it is so owed and it shall pay the difference to the other Party and the other Party shall make no payment, though it shall be deemed for all purposes under this Agreement and otherwise that each Party hereto paid the full amount of undisputed payments that it so owed prior to such reduction and offset as provided in this Section 6(b).
     (c) Interest on Delayed Payments. In the event a payment that would ordinarily be due on the tenth (10th) business day following the Measurement Date is not paid by such tenth (10th) business day, whether the delay in payment is due to the dispute of the amount of such payment or otherwise, then all unpaid amounts shall earn interest at the Prime Rate from such tenth (10th) business day through and including the date of payment, but such interest shall not constitute liquidated damages or the sole remedy available to a Party as a result of a failure to
Indemnification Proceeds and Payments Allocation Agreement

timely pay amounts due hereunder, or an election of remedies by the Party receiving such interest payment.
     (d) Obligation to Retain Certain Proceeds. In the event a Party receives Proceeds and those Proceeds, along will all other Proceeds received by such Party and its Related Indemnified Parties since the Effective Date (including Proceeds received from the other Party pursuant to Section 3 of this Agreement), exceeds the Retention Amount for such Party, then such Party shall reserve and retain such excess amounts by depositing them in a segregated account at a nationally recognized banking institution with deposit assets in excess of $1 billion and shall remove and release such amounts so deposited from such account only (i) in order to make payments to the other Party pursuant to this Agreement; or (ii) upon the expiration of the Term. For the purposes of this Section 6(d), the term “Retention Amount” shall mean $15 million with respect to HEP Tulsa, and shall mean $30 million with respect to Holly Tulsa.
     Section 7. Effectiveness and Term
     This Agreement shall be effective as of the Effective Time, and shall terminate at 12:01 a.m. Dallas, Texas, time on the ninetieth (90th) day following final payment of all amounts due with respect to the fourth (4th) full Measurement Period (the “Term).
     Section 8. Taxes.
     Any reallocation payments made under this Agreement shall be treated as purchase price adjustments under the Purchase Agreement for tax purposes to the extent permitted under applicable laws and regulations.
     Section 9. Notices
     (a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:
Indemnification Proceeds and Payments Allocation Agreement

Notices to Holly Tulsa:
c/o Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: David L. Lamp
Email address: president@hollycorp.com
with a copy, which shall not constitute notice, but is required in order to give proper notice, to:
c/o Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: General Counsel
Email address:generalcounsel@hollycorp.com
Notices to HEP Tulsa:
c/o Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, TX 75201
Attn: David G. Blair
Email address: SVP-HEP@hollyenergy.com
with a copy, which shall not constitute notice, but is required in order to give proper notice, to:
c/o Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: General Counsel
Email address: generalcounsel@hollycorp.com
     (b) Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 9.
     Section 10. Miscellaneous
     (a) Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.
Indemnification Proceeds and Payments Allocation Agreement

     (b) Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, Holly Tulsa, HEP Tulsa and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of Holly Tulsa (in the case of any assignment by HEP Tulsa) or HEP Tulsa (in the case of any assignment by Holly Tulsa), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) HEP Tulsa may make such an assignment (including a partial pro rata assignment) to an Affiliate of HEP Tulsa without Holly Tulsa’s consent, (ii) Holly Tulsa may make such an assignment (including a pro rata partial assignment) to an Affiliate of Holly Tulsa without HEP Tulsa’s consent, (iii) Holly Tulsa may make a collateral assignment of its rights and obligations hereunder to a bona fide third party lender or debt holder, or trustee or representative of any of them, without HEP Tulsa’s consent, and (iv) HEP Tulsa may make a collateral assignment of its rights hereunder, to a bona fide third party lender or debt holder, or trustee or representative for any of them, without Holly Tulsa’s consent. Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void. The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.
     (c) Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
     (d) Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
     (e) Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10(e) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10(e) will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and
Indemnification Proceeds and Payments Allocation Agreement

Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of Holly Tulsa, HEP Tulsa or any of their Affiliates and (ii) have not less than seven (7) years experience in the energy industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. Holly Tulsa, HEP Tulsa and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between Holly Tulsa, HEP Tulsa or their Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.
     (f) Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership or Related Indemnified Party of either Party shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     (g) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     (h) Headings. Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.
     Section 11. Guarantee by Holly
     (a) Payment and Performance Guaranty. Holly unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HEP Tulsa the punctual and complete payment in full when due of all amounts due from Holly Tulsa under the Agreement (collectively, the “Holly Tulsa Payment Obligations”). Holly agrees that HEP Tulsa shall be entitled to enforce directly against Holly any of the Holly Tulsa Payment Obligations.
     (b) Guaranty Absolute. Holly hereby guarantees that the Holly Tulsa Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of Holly under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of Holly under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
     (i) any assignment or other transfer of the Agreement or any of the rights thereunder of HEP Tulsa;
Indemnification Proceeds and Payments Allocation Agreement

     (ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
     (iii) any acceptance by HEP Tulsa of partial payment or performance from Holly Tulsa;
     (iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Holly Tulsa or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;
     (v) any absence of any notice to, or knowledge of, Holly, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
     (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
     The obligations of Holly hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Holly Tulsa Payment Obligations or otherwise.
     (c) Waiver. Holly hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Holly Tulsa Payment Obligations and any requirement for HEP Tulsa to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Holly Tulsa, any other entity or any collateral.
     (d) Subrogation Waiver. Holly agrees that for so long as there is a current or ongoing default or breach of this Agreement by Holly Tulsa, Holly shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from Holly Tulsa for any payments made by Holly under this Section 11, and Holly hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against Holly Tulsa during any period of default or breach of this Agreement by Holly Tulsa.
     (e) Reinstatement. The obligations of Holly under this Section 11 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Holly Tulsa Payment Obligations is rescinded or must otherwise be returned to Holly Tulsa or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of Holly Tulsa or such other entity, or for any other reason, all as though such payment had not been made.
Indemnification Proceeds and Payments Allocation Agreement

     (f) Continuing Guaranty. This Section 11 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Holly Tulsa Payment Obligations, (ii) be binding upon Holly, its successors and assigns and (iii) inure to the benefit of and be enforceable by HEP Tulsa and its respective successors, transferees and assigns.
     (g) No Duty to Pursue Others. It shall not be necessary for HEP Tulsa (and Holly hereby waives any rights which Holly may have to require HEP Tulsa), in order to enforce such payment by Holly, first to (i) institute suit or exhaust its remedies against Holly Tulsa or others liable on the Holly Tulsa Payment Obligations or any other person, (ii) enforce HEP Tulsa’s rights against any other guarantors of the Holly Tulsa Payment Obligations, (iii) join Holly Tulsa or any others liable on the Holly Tulsa Payment Obligations in any action seeking to enforce this Section 11, (iv) exhaust any remedies available to HEP Tulsa against any security which shall ever have been given to secure the Holly Tulsa Payment Obligations, or (v) resort to any other means of obtaining payment of the Holly Tulsa Payment Obligations.
     Section 12. Guarantee by the Partnership and Operating Partnership.
     (a) Payment and Performance Guaranty. Each of the Partnership and the Operating Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Holly Tulsa the punctual and complete payment in full when due of all amounts due from HEP Tulsa under the Agreement (collectively, the “HEP Tulsa Payment Obligations”). Each of the Partnership and the Operating Partnership agrees that Holly Tulsa shall be entitled to enforce directly against the Partnership and the Operating Partnership any of the HEP Tulsa Payment Obligations.
     (b) Guaranty Absolute. Each of the Partnership and the Operating Partnership hereby guarantees that the HEP Tulsa Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of each of the Partnership and the Operating Partnership under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of each of the Partnership and the Operating Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
     (i) any assignment or other transfer of the Agreement or any of the rights thereunder of Holly Tulsa;
     (ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
     (iii) any acceptance by Holly Tulsa of partial payment or performance from HEP Tulsa;
     (iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HEP Tulsa or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;
Indemnification Proceeds and Payments Allocation Agreement

     (v) any absence of any notice to, or knowledge of, the Partnership or the Operating Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or
     (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
     The obligations of each of the Partnership and the Operating Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Tulsa Payment Obligations or otherwise.
     (c) Waiver. Each of the Partnership and the Operating Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Tulsa Payment Obligations and any requirement for Holly Tulsa to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HEP Tulsa, any other entity or any collateral.
     (d) Subrogation Waiver. Each of the Partnership and the Operating Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by HEP Tulsa, the Partnership and the Operating Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HEP Tulsa for any payments made by the Partnership or the Operating Partnership under this Section 12, and each of the Partnership and the Operating Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HEP Tulsa during any period of default or breach of this Agreement by HEP Tulsa.
     (e) Reinstatement. The obligations of the Partnership and the Operating Partnership under this Section 12 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Tulsa Payment Obligations is rescinded or must otherwise be returned to HEP Tulsa or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HEP Tulsa or such other entity, or for any other reason, all as though such payment had not been made.
     (f) Continuing Guaranty. This Section 12 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HEP Tulsa Payment Obligations, (ii) be binding upon the Partnership, the Operating Partnership, and each of their respective successors and assigns and (iii) inure to the benefit of and be enforceable by Holly Tulsa and their respective successors, transferees and assigns.
     (g) No Duty to Pursue Others. It shall not be necessary for Holly Tulsa (and each of the Partnership and the Operating Partnership hereby waives any rights which the Partnership or the Operating Partnership, as applicable, may have to require Holly Tulsa), in order to enforce
Indemnification Proceeds and Payments Allocation Agreement

such payment by the Partnership or the Operating Partnership, first to (i) institute suit or exhaust its remedies against HEP Tulsa or others liable on the HEP Tulsa Payment Obligations or any other person, (ii) enforce Holly Tulsa’ rights against any other guarantors of the HEP Tulsa Payment Obligations, (iii) join HEP Tulsa or any others liable on the HEP Tulsa Payment Obligations in any action seeking to enforce this Section 12, (iv) exhaust any remedies available to Holly Tulsa against any security which shall ever have been given to secure the HEP Tulsa Payment Obligations, or (v) resort to any other means of obtaining payment of the HEP Tulsa Payment Obligations.
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Indemnification Proceeds and Payments Allocation Agreement

     IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

HEP TULSA: HEP TULSA LLC
By:	/s/ David G. Blair
David G. Blair
Senior Vice President

HOLLY TULSA: HOLLY REFINING & MARKETING — TULSA LLC
By:	/s/ David L. Lamp
David L. Lamp
President

ACKNOWLEDGED AND AGREED FOR PURPOSES OF AND Section 11: HOLLY CORPORATION
By:	/s/ David L. Lamp
David L. Lamp
President

Signature Page to Indemnification Proceeds and Payments Allocation Agreement

ACKNOWLEDGED AND AGREED FOR PURPOSES OF Section 12: HOLLY ENERGY PARTNERS, L.P.
By:	HEP Logistics Holdings, L.P., its General Partner
By:	Holly Logistic Services, L.L.C., its General Partner
By:	/s/ David G. Blair
David G. Blair
Senior Vice President

ACKNOWLEDGED AND AGREED FOR PURPOSES OF Section 12: HOLLY ENERGY PARTNERS-OPERATING, L.P.
By:	HEP Logistics GP, L.L.C., its General Partner
By:	/s/ David G. Blair
David G. Blair
Senior Vice President

Signature Page to Indemnification Proceeds and Payments Allocation Agreement